July 27, 2004


                         BALCHEM CORPORATION (AMEX: BCP)
                         -------------------------------
       Reported as follows (unaudited) for the Quarter ended June 30, 2004
                ($000 Omitted Except for Net Earnings Per Share)


                       For the Three Months Ended June 30,
                       -----------------------------------


                                                           2004            2003
                                                           ----            ----

Net sales                                                $16,449         $14,860
Gross profit                                               6,023           5,488
Operating expenses                                         2,834           2,725
                                                         -------         -------
Earnings from operations                                   3,189           2,763
Other expense                                                 22              71
                                                         -------         -------
Earnings before income tax expense                         3,167           2,692
Income tax expense                                         1,166           1,001
                                                         -------         -------
Net earnings                                             $ 2,001         $ 1,691
                                                         =======         =======

Basic net earnings per common share                      $  0.40         $  0.35
Diluted net earnings per common share                    $  0.39         $  0.34


                        For the Six Months Ended June 30,
                        ---------------------------------


                                                           2004            2003
                                                           ----            ----

Net sales                                                $32,093         $29,676
Gross profit                                              11,636          11,139
Operating expenses                                         5,519           5,619
                                                         -------         -------
Earnings from operations                                   6,117           5,520
Other expense                                                 49             144
                                                         -------         -------
Earnings before income tax expense                         6,068           5,376
Income tax expense                                         2,251           2,002
                                                         -------         -------
Net earnings                                             $ 3,817         $ 3,374
                                                         =======         =======

Basic net earnings per common share                      $  0.77         $  0.70
Diluted net earnings per common share                    $  0.74         $  0.68


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Balchem Corporation (AMEX:BCP)                                           Page 2



     Net sales for the second quarter ended June 30, 2004 were a record $16.4 million, an increase of 10.7%, as compared to $14.9 million for the comparable prior year period. Net earnings for the second quarter were $2.0 million, an increase of 18.3% as compared with the same period last year. This resulted in a diluted net earnings increase of 14.4% to $0.39 per share for the second quarter of 2004 versus $0.34 per share for the comparable quarter of the prior year.

     In this second quarter of 2004, all three segments of the company reported improved sales and earnings as follows. The ARC Specialty Products segment generated earnings from operations of approximately $2.5 million on record second quarter sales of $7.1 million. Net sales were 11.5% higher than the prior year comparable quarter and earnings from operations were 5.1% higher, driven by increased sales volume of packaged ethylene oxide and sales of single use ethylene oxide canisters for use in medical device sterilization. The BCP Ingredients segment recorded sales of approximately $3.0 million, increasing 8.9% over the prior year comparable quarter, with continued strong sales volumes in dry and aqueous choline products for the poultry and swine industries. Earnings from operations for this segment improved 42.3% to approximately $0.20 million as compared to $0.14 million in the prior year comparable quarter. Sales of the Encapsulated/Nutritional Products segment were $6.4 million in the period, an increase of 10.7% from the prior year comparable quarter, principally due to improvements in the domestic and international food markets as well as increasing dairy industry acceptance of Nitroshure, which was launched in the first quarter of 2004. Earnings from operations for this segment improved to $0.47 million in the current quarterly period as compared to $0.23 million in the prior year comparable quarter.

     Consolidated gross profit for the quarter ended June 30, 2004 was $6.0 million compared to $5.5 million for the comparable year-ago period due to the above noted increase in sales volumes. Operating (Selling, R&D, and Administrative) expenses were approximately 17.2% of net sales, consistent with the first quarter results, improving from 18.3% of net sales in the prior year comparable quarter.

     For the six months ended June 30, 2004, net sales increased 8.1% to $32.1 million compared to $29.7 million in the comparable prior year period, while net earnings increased 13.1% to $3.8 million or $0.74 per diluted share, compared to net earnings of $3.4 million, or $0.68 per diluted share in the prior year comparable period.

     Our balance sheet ratios and cash flow continue to be strong. During the quarter ended June 30, 2004, the Company reduced long term debt, as scheduled, by $0.4 million from $7.4 million to $7.0 million. Our cash balance closed the quarter at $13.6 million, an increase of $4.4 million over the year end balance of $9.2 million and approximately $11.1 million over the previous year's June 30 level.


Outlook
     Commenting on the outlook for 2004, Dino A. Rossi, President and CEO of Balchem, said "Strength in the ARC Specialty Products and BCP Ingredients Unencapsulated Feed Supplements segments should continue. Sales in our Encapsulated/Nutritional Products segment, increased 12.9% sequentially from the quarter ending March 31, 2004 and we continue to see signs of volume improvement in the human food and nutrition market as well as animal nutrition. This segment should continue to improve through 2004. We have also added additional personnel talent to this segment in the marketing, sales and application R&D areas to improve our ability to serve our markets and exploit our technology. Based on the foregoing, we expect modest consolidated sales and earnings growth for the balance of 2004 over the first six months of this year, and double digit growth in earnings for the balance of 2004 over 2003 second half results.

Balchem Corporation (AMEX:BCP)                                          Page 3

Quarterly Conference Call
     A quarterly conference call will be conducted on Tuesday, July 27, 2004, at 2:00 PM Eastern Time (ET) to review second quarter 2004 results (for the period ending June 30, 2004). Dino A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing 800-475-2151 five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through July 29, 2004. To access the replay of the conference call, dial 877-519-4471, Pin #4965065. This press release, and its accompanying financial exhibits, will also be available on the Company website, www.balchem.com, prior
                                                         ---------------
to the conference call.

Segment Information
     Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation solutions to a variety of applications in the food and human nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
     This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2003. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.


Contact: Jackie Powell, Investor Relations Coordinator, Telephone: 845-326-5600




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Balchem Corporation (AMEX:BCP)                                          Page 4


                             Selected Financial Data
                                  ($ in 000's)

Business Segment Net Sales:
----------------------------------------------------------------------------------------------------------
                                               Three Months Ended                      Six Months Ended
                                                    June 30,                              June 30,
                                             2004              2003               2004               2003
----------------------------------------------------------------------------------------------------------
Specialty Products                     $     7,116       $     6,384         $    14,144       $    12,322
Encap/Nutritional Products                   6,377             5,761              12,023            11,904
BCP Ingredients                              2,956             2,715               5,926             5,450
----------------------------------------------------------------------------------------------------------
Total                                  $    16,449       $    14,860         $    32,093       $    29,676
----------------------------------------------------------------------------------------------------------


Business Segment Earnings (Loss):
---------------------------------------------------------------------------------------------------------
                                              Three Months Ended                      Six Months Ended
                                                   June 30,                              June 30,
                                           2004                2003              2004                2003
---------------------------------------------------------------------------------------------------------
Specialty Products                     $    2,522        $    2,399          $    5,098        $    4,448
Encap/Nutritional Products                    472               227                 556               776
BCP Ingredients                               195               137                 463               296
Other expense                                 (22)              (71)                (49)             (144)
---------------------------------------------------------------------------------------------------------
Earnings before income taxes           $    3,167        $    2,692          $    6,068        $    5,376
---------------------------------------------------------------------------------------------------------


Selected Balance Sheet Items
                                                   June 30,         December 31,
                                                    2004               2003
                                                    ----               ----
Cash                                              $ 13,563          $  9,239
Accounts Receivable                                  7,517             7,233
Inventories                                          6,993             5,961
Other Current Assets                                 1,470             1,197
                                                  --------          --------
Current Assets                                      29,543            23,630

Property, Plant, & Equipment (net)                  24,818            25,636
Other Assets                                         7,156             7,640
                                                  --------          --------
Total Assets                                      $ 61,517          $ 56,906
                                                  ========          ========


Current Liabilities                               $  5,955          $  6,075
Long-Term Debt                                       6,968             7,839
Other Long-Term Obligations                          3,223             3,211
                                                  --------          --------
Total Liabilities                                   16,146            17,125

Stockholders' Equity                                45,371            40,285
Less:  Treasury Stock @ Cost                          --                (504)
                                                  --------          --------
Net Stockholders Equity                             45,371            39,781

                                                  --------          --------
Total Liability and Stockholders' Equity          $ 61,517          $ 56,906
                                                  ========          ========


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